Exhibit 10.2

CONSULTING AND NON-SOLICITATION AGREEMENT

THIS CONSULTING AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into as of this 22nd day of December, 2005, by and between PLACER SIERRA BANK, a California corporation (“Bank”) and ROBERT H. MUTTERA (“Consultant”) (collectively, the “Parties”).

RECITALS

A. The Bank entered into an employment agreement with Consultant effective as of January 1, 2003 and amended as of October 28, 2003 (the “Employment Agreement”) to act as Executive Vice-President and Chief Credit Officer of the Bank.

B. The Employment Agreement will expire by its terms as of December 31, 2005.

C. The Bank desires to obtain the services of Consultant upon expiration of the term of the Employment Agreement and Consultant desires to provide personal services to the Bank;

D. The Bank desires to retain Consultant to serve on an independent contractor basis; and

E. Consultant will perform such consulting services and not solicit any employee of the Bank or Placer Sierra Bancshares to terminate such person’s employment relationship with the Bank or Placer Sierra Bancshares, as provided herein, provided the Bank agrees to pay Consultant fees in accordance with the terms and conditions hereinafter set forth.

In consideration of the services to be performed in the future as well as the mutual promises and covenants herein contained, it is agreed as follows:

1. Consultant Services; Bank’s Responsibilities.

(a) Consultant’s Services. Upon expiration of the Employment Agreement, Consultant agrees to provide consulting services as requested by the Bank including, but not limited to, in the area of market analysis (the “Consulting Services”) for the Term (as defined in Section 2 below). In performing the Consulting Services, the Bank shall not obligate Consultant to devote more than an average of four (4) hours per week in providing the Consulting Services. At the request of the Bank, the Consulting Services may be provided by telephone or at a site or sites other than at the offices of the Bank. Consultant and Bank acknowledge that this Agreement is a non-exclusive agreement, and Consultant may provide services as an employee or independent contractor to other financial institutions during the term of this Agreement.

(b) Bank’s Responsibilities. The Bank shall cooperate with Consultant and provide all information and direction necessary to accomplish the purposes of this Agreement.

2. Term. Subject to the provisions for termination provided in paragraph 6, the term of this Agreement shall begin as of January 1, 2006 (the “Effective Date”) and shall end upon the expiration of twelve (12) months after the Effective Date (the “Term”) provided, however, that the obligations of the Bank under this Agreement shall be conditioned upon the execution by

Consultant and delivery to the Bank of the Release Agreement in the form attached hereto as Exhibit A not less than twenty-eight (28) days prior to the Effective Date.

3. Fees. The Bank agree to pay to Consultant, and Consultant agrees to accept as full payment for the performance of services hereunder and for Consultant complying with the non-solicitation provision in Section 8 below, a monthly fee in the amount of $18,083.00, payable within five (5) business days of the month immediately following each such month during which the Consulting Services are rendered and Consultant complies with Section 8. In addition, the Bank shall pay Consultant a one-time payment of $86,800.00 as of January 15, 2006. The Bank shall pay such fees and one-time payment without withholding any Federal or state or local taxes.

4. Expenses. Consultant shall not be reimbursed for the expenses incurred or paid by him in the provision of Consulting Services under this Agreement.

5. Independent Contractor. The Bank and the Consultant acknowledge that during the Term Consultant will not be an employee of the Bank and will be working as an independent contractor for the Bank. Accordingly, Consultant shall be responsible for payment of all taxes including federal, state and local taxes arising out of Consultant’s activities in accordance with this Agreement, including by way of illustration but not limitation, federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fees as required. Consultant shall not earn any additional medical, dental, life insurance, retirement benefits, paid vacations or sick leave or any other employee benefits as a result of his providing Consulting Services to the Bank.

6. Termination of Agreement. If this Agreement is terminated pursuant to this paragraph 6, the Bank shall have no further liability to Consultant other than for fees or expenses incurred as of the date of termination but not yet paid, except that the one-time payment described in Paragraph 3 above shall be paid regardless of Consultant’s death or disability.

(a) Termination by the Bank for Cause. This Agreement and Consultant’s services hereunder may be terminated for cause by the Bank upon written notice to Consultant, and Consultant shall not be entitled to receive compensation or other benefits for any period after termination for cause. “For cause” pursuant to this Agreement shall include, but not be limited to: (i) any act of material dishonesty; (ii) any material breach of this Agreement or any breach of a fiduciary duty (involving personal profit); (iii) any habitual neglect of, or habitual negligence in carrying out, those duties contemplated under this Agreement; (iv) any willful violation of any law, rule or regulation, which, by virtue of bank regulatory restrictions imposed as a result thereof, would have a material adverse effect on the business or financial prospects of the Bank; (v) any conviction of any felony or misdemeanor which may be reasonably interpreted to be harmful to the Bank’s reputation ; (vii) the inducement of any agent or employee to break any contract or terminate the agency or employment relationship with the Bank or its affiliates; or (viii) the requirement to comply with any final cease-and-desist order or written agreement with any applicable state or federal bank regulatory authority which requests or orders Consultant’s dismissal or limits Consultant’s duties. Termination for cause by the Bank shall not constitute a waiver of any remedies which may otherwise be available to the Bank under law, equity, or this Agreement.

(b) Termination by Death or Disability. The Bank may terminate this Agreement by written notice to Consultant if, during the term of this Agreement, Consultant shall become incapable of fulfilling obligations hereunder because of death, injury or physical or mental disability. Termination for reason of disability shall be effective immediately as of the date of said notice.

(c) Termination for Solicitation of Bank or Placer Sierra Bancshares Employees. The Bank may terminate this agreement by written notice to Consultant if, during the term of this Agreement, Consultant becomes employed by any other corporation, association, partnership, limited liability company, trust, joint venture or other entity (the “Subsequent Employer”) and the Subsequent Employer, either alone or in conjunction with Consultant, solicits, aids in the solicitation of, induces or attempts to induce any person who is then an employee of the Bank or of Placer Sierra Bancshares to terminate such person’s employment relationship with the Bank or Placer Sierra Bancshares.

7. Indemnification. To the extent permitted by law and the Bank’s Articles of Incorporation and by-laws, the Bank shall indemnify, defend and hold Consultant harmless against any and all claims as may be asserted by any third party against Consultant based on the performance of Consultant’s services under the terms of this Agreement.

8. Non-Solicitation. Consultant shall not prior to January 1, 2007, directly or indirectly, without the prior written consent of the Bank, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, solicit, aid in the solicitation of, induce or attempt to induce any person who is an employee of the Bank or of Placer Sierra Bancshares to terminate such person’s employment relationship with the Bank or Placer Sierra Bancshares. Consultant hereby acknowledges the particular value to the Bank of this Section 8, the loss of which cannot be reasonably or adequately compensated in an action at law or in arbitration. Therefore, Consultant expressly agrees that the Bank, in addition to any and all other rights or remedies that the Bank shall possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Section 8 by Consultant, without the necessity of posting any bond. Consultant’s obligation under this Section 8 shall survive the termination of this Agreement; provided that in the event of a breach of this Section 8 or Section 6(c) or Section 10(d), the Bank will not have any obligation to continue to pay the monthly fee under Section 3.

9. Country Club Membership. At any time prior to the expiration of the Term, Consultant shall have the right to purchase from the Bank all of the Bank’s right, title and interest in and to the membership in El Macero Country Club held in the name of the Bank and which Consultant has used during the term of the Employment Agreement upon payment by Consultant to the Bank of the sum of $5,000.00, subject to any limitation imposed by El Macero Country Club on the transferability of said membership.

10. Miscellaneous.

(a) Entire Agreement. Except with respect to the Employment Agreement, this Agreement supersedes any and all other agreements between Consultant and the Bank, either oral or in writing, among the parties hereto with respect to the retention of Consultant by the Bank and contains all of the promises and agreements among the Parties with respect to such retention. Each party acknowledges that no representations, promises or agreements, oral or otherwise, have been made by any party or anyone acting on behalf of a party which are not embodied herein, and that no other agreement, statement, representation or promise with respect to such retention not contained in this Agreement shall be valid or binding. Any modification, waiver or amendment of this Agreement will be effective only if it is in writing and signed by the party to be charged.

Notwithstanding anything to the contrary set forth elsewhere in this Agreement, Consultant agrees that the obligation of the Bank to pay Consulting Fees pursuant to this Agreement is wholly independent of and shall in no way effect the provisions set forth in the Employment Agreement.

(b) Arbitration. In the event any dispute should arise between the parties hereto concerning the interpretation of any term of this Agreement, or the performance of any obligation hereunder, such dispute shall be resolved exclusively (except as provided by the provisions of this Paragraph) by referral to arbitration under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). The arbitration shall be held in Sacramento, California or at such other location as the parties agree. To the extent required by law to preserve the enforceability of this arbitration provision, the Bank will pay the arbitrator’s fees and costs as well as any AAA administrative fees, except that the Consultant will first pay the AAA administrative fees which do not exceed the filing fees which Consultant would have incurred if he had instead filed a civil lawsuit in the appropriate jurisdiction seeking the same relief. In all cases the parties shall each pay the fees of their own attorneys and the expenses of their own witnesses. Notwithstanding the arbitration provisions hereof, any party hereto shall have the right to seek injunctive relief from any court of competent jurisdiction for any breach of this Agreement for which injunctive relief is an appropriate remedy.

(c) Choice of Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent preempted by the laws of the United States. Any action or proceeding brought upon, or arising out of, this Agreement or its termination shall be brought in a forum located within the County of Sacramento, State of California, and Consultant hereby agrees to be subject to service of process in California.

(d) Disclosure of Information. Consultant recognizes and acknowledges that the Bank possesses trade secrets and other confidential and/or proprietary information concerning the Bank’s business affairs and methods of operation which constitutes valuable, confidential, and unique assets of the Bank’s business (“Proprietary Information”), which the Bank has developed through a substantial expenditure of time and money and which are and will continue to be utilized in the Bank’s business operations and which are not generally known in the trade. At any time before or after termination of this Agreement, Consultant agrees not to disclose to anyone any Proprietary Information for any reason or purpose whatsoever and not to make use of any Proprietary Information for his own purposes or for the benefit of anyone other than the Bank under any circumstances. For purposes of this paragraph 10(d), Proprietary Information includes, without limitation, all information regarding services, processes, know-how, service development, business plans, strategic plans, labor relations, research, finances, marketing, assessments, costs, benefits, and any other confidential matters relating to the Bank. Consultant hereby acknowledges the particular value to the Bank of this paragraph 10(d), the loss of which cannot be reasonably or adequately compensated in an action at law or in arbitration. Therefore, Consultant expressly agrees that the Bank, in addition to any other rights or remedies that the Bank shall possess, shall be entitled to injunctive and other equitable relief to prevent or to remedy a breach of this paragraph 10(d) by him, without the necessity of posting any bond.

(e) Severability. In the event that any term or condition contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

(f) Stock Options. Bank acknowledges that (i) Consultant is the holder of nonstatutory stock options granted under the Placer Capital II 2002 Stock Option Plan and the Southland Capital Co. 2002 Stock Option Plan (collectively, the “Plans”); (ii) Placer Sierra Bancshares (“Placer”) was formerly known as Placer Capital II; (iii) Southland Capital Co. (“Southland”) was merged with and into Placer subsequent to the grant of stock options to Consultant under the Southland Capital Co. 2002 Stock Option Plan (the “Southland Plan”); (iv) in connection with the merger of Southland with and into Placer, Placer assumed the options previously granted under the Southland Plan; (v) each of the Plans provides that the term “Employee”, for purposes of determining eligibility for designation as an optionee under either of the Plans, includes a person who is an independent contractor who performs services for the issuer of the option or any affiliate of that issuer; (vi) Consultant will provide services to the Bank hereunder as an independent contractor, as provided in Section 5 hereof; and (vii) the change in Consultant’s status from that of an employee, during the term of the Employment Agreement, to that of an independent contractor during the Term, will not result in the termination of any of the options currently held by Consultant pursuant to the Plans, which options will terminate only as provided in the stock options evidencing said options.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting and Non-Solicitation Agreement as of this 22nd day of December, 2005, in the City of Sacramento, California.

DATED: December 22, 2005	CONSULTANT:

/s/ Robert H. Muttera
ROBERT H. MUTTERA

DATED: December 22nd, 2005	PLACER SIERRA BANK

	By:	/s/ Ronald W. Bachli
Chairman of the Board of Directors

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (“Release”) was given to me, ROBERT H. MUTTERA (“Employee”), this 22nd day of December, 2005 by PLACER SIERRA BANK and its benefit plans, shareholders, parent companies, partnerships, limited partnerships, limited liability companies and any and all of its other affiliates, and the directors, officers, employees, agents, insurers, underwriters, subsidiaries and the predecessors, and the successors and assigns of each such individuals and entities (the “Bank” or “Employer”) in consideration of the execution by the Bank of that certain Consulting and Non-solicitation Agreement by and between the Bank and Employee dated as of December 22, 2005 (the “Consulting Agreement”) and the expiration of the term of that certain Employment Agreement between Employee and Employer dated January 1, 2003, as amended October 28, 2003 (the “Employment Agreement”).

In consideration of the obligations of the Bank to the Employee pursuant to the Consulting Agreement, Employee hereby agrees, for himself or his heirs, executors, administrators, successors and assigns (hereinafter referred to as the “Releasors”), to fully release and discharge Employer, and each of its benefit plans, parent companies, subsidiaries, divisions and affiliates, and each of their respective officers, partners, directors, members, managers, shareholders, insurers, underwriters, employees and agents, and each of their respective predecessors, successors, heirs and assigns (hereinafter referred to as the “Releasees”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands under any federal, state or local law or laws, or common law, whether or not known, suspected or claimed, which the Releasors have, or hereafter may have, against the Releasees arising out of or in any way related to the Employment Agreement, Employee’s employment or termination of employment with Employer.

It is understood and agreed that this Release extends to all such claims and/or potential claims, and that Employee, on behalf of the Releasors, hereby expressly waives all rights with respect to all such claims under California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

It is further understood and agreed that this Release includes claims and rights Employee might have under the Age Discrimination in Employment Act (“ADEA”). The Employee’s waiver of rights under the ADEA does not extend to claims or rights that might arise after the date this Release is executed. The monies to be paid to the Employee in this Release are in addition to any sums to which he would be entitled without signing this Release. For a period of seven (7) days following execution of this Release, Employee may revoke the terms of this Release by a written document received by the Employer on or before the end of the seven (7) day period. The Release will not be final until said revocation period has expired. No payments will be made under the Agreement if the Employee revokes this Release.

Employee executes this Release without reliance on any representation by any Releasee. Employee acknowledges that he has read and does understand the provisions of the Release set forth in the preceding paragraph. Employee acknowledges that he has been (and hereby is) advised by Bank that he should consult with an attorney before signing this Agreement. Employee acknowledges that he has had the right to consider entering into this Release for a full twenty-one (21) days from receipt of this Release, and that in executing this Release after less than a full twenty-one (21) days of consideration, he is voluntarily and forever waiving his right to consider it for twenty-one (21) days prior to executing it, that he affixes his signature hereto voluntarily and without coercion, and that no promise or inducement has been made other than those set out in this Release. This document does not constitute, and shall not be admissible as evidence of, an admission by any Releasee as to any fact or matter.

In case any part of this Release is later deemed to be invalid, illegal or otherwise unenforceable, Employee agrees that the legality and enforceability of the remaining provisions of this Release will not be affected in any way.

Dated: December 22, 2005	/s/ Robert H. Muttera
Robert H. Muttera.

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